EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2012 (except for the retrospective adjustments as discussed in Note 1(b), and for Note 17, as to which the date is December 7, 2012), with respect to the consolidated financial statements and our report dated March 7, 2012, with respect to internal control over financial reporting, included in the Annual Report of Kratos Defense & Security Solutions, Inc. on Form 10-K/A for the year ended December 25, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Kratos Defense & Security Solutions, Inc. on Forms S-3 (File No. 333-161340, effective August 21, 2009, File No. 333-172103, effective February 8, 2011 and File No. 333-173099, effective April 15, 2011), on Forms S-4 (File No. 333-167840, effective July 12, 2010, File No. 333-174745, effective June 20, 2011, File No. 333-174760, effective June 28, 2011 and File No. 333-177493, effective November 1, 2011) and on Forms S-8 (File No. 333-90455, effective November 5, 1999, File No. 333-54818, effective February 1, 2001, File No. 333-71702, effective October 17, 2001, File No. 333-91852, effective July 2, 2002, File No. 333-116903, effective June 28, 2004, File No. 333-124957, effective May 16, 2005, File No. 333-127060, effective August 1, 2005, File No. 333-155317, effective November 12, 2008, File No. 333-157826, effective March 10, 2009, File No. 333-167839, effective June 28, 2010, File No. 333-171257, effective December 17, 2010, File No. 333-173383, effective April 8, 2011, File No. 333-177494, effective October 25, 2011, File No. 333-179977, effective March 8, 2012 and File No. 333-182910, effective July 27, 2012).

/s/ GRANT THORNTON LLP

San Diego, California

December 7, 2012